EXH 99.1

FOR IMMEDIATE RELEASE

MARPAI ANNOUNCES “Off-cycle” new client agreement

Marpai executes new client agreement furthering its expansion in the Southeast.

Tampa, March 5, 2024, Marpai, Inc. (“Marpai” or the “Company”) (Nasdaq: MRAI), an independent national Third-Party Administration (“TPA”) company transforming the $22 billion TPA market supporting self-funded employer health plans with affordable, intelligent, healthcare, today announced that it has signed a three-year agreement to provide healthcare benefit services to a regional organization based in the southeast.

The agreement commenced this month, and it is expected to bring at least 20,000 households by the end of 2024.

John Powers, Marpai’s President, commented, “We are very pleased to bring on a new client, especially off the normal calendar year cycle of benefit plan contracts. Marpai’s custom solution and ability to move quickly to service the client, while offering significant cost savings, was crucial in Marpai winning the new business. We believe thar our vision of providing affordable healthcare and solid member experience is resonating with the market as companies continue to struggle with inflationary pressures.”

About Marpai, Inc.

Marpai, Inc. (Nasdaq: MRAI) is a leading, national TPA company bringing value-oriented health plan services to employers that directly pay for employee health benefits. Primarily competing in the $22 billion TPA sector serving self-funded employer health plans representing over $1 trillion in annual claims. Marpai works to deliver the healthiest member population for the health plan budget. Operating nationwide, Marpai offers access to leading provider networks including Aetna and Cigna and all TPA services. For more information, visit www.marpaihealth.com, the content of which is not incorporated by reference into this press release.

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties. Forward-looking statements can be identified through the use of words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," “guidance,” "may," "can," "could", "will", "potential", "should," "goal" and variations of these words or similar expressions. For example, the Company is using forward looking statements when it discusses the number of expected households being brought pursuant to the agreement by the end of 2024 and the belief that its vision of providing affordable healthcare and solid member experience is resonating with the market as companies continue to struggle with inflationary pressures. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Marpai's current expectations and speak only as of the date of this release. Actual results may differ materially from Marpai's current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business. Except as required by law, Marpai does not undertake any responsibility to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

EXH 99.1

More detailed information about Marpai and the risk factors that may affect the realization of forward-looking statements is set forth in Marpai's filings with the Securities and Exchange Commission. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.

Investor Relations contact:
Steve Johnson

steve.johnson@marpaihealth.com

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